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[WILLIAM BLAIR & COMPANY, LLC]

                                                                    EXHIBIT 23.5

December 28, 1999


Board of Directors
Renaissance Holdings, Inc.
9400 SW Beaverton-Hillsdale Hwy.
Beaverton, Oregon 97005-3363

Members of the Board:

We hereby consent to the use of our opinion letter to the Board of Directors of Renaissance Holdings, Inc. ("Renaissance"), included as Annex B to the Prospectus and Proxy Statement which forms a part of the Registration Statement on Form S-4 of Household International, Inc., and to the references to us in Such Prospectus and Proxy Statement in the cover letter to be signed by Irving
J. Levin, Chief Executive Officer of Renaissance, and under the captions "Summary - Fairness Opinion of Renaissance Financial Advisor," "The Merger - Background of the Merger; Renaissance Reasons for the Merger", "- Material Contacts and Board Deliberations" and "- Opinion of Renaissance's Financial Advisor". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WILLIAM BLAIR & COMPANY LLC

/s/ William Blair & Company, L.L.C.
-----------------------------------
Name:  Christopher Cotter
Title:  Principal